SUB ITEM 77I: Terms of new or amended securities

Effective March 2, 2011, the Board of Trustees (the
?Board?) of SunAmerica Specialty Series (the ?Trust?), approved amendments to the Trust?s Declaration of Trust to
(i) establish and designate additional series of shares of beneficial interest of a new series of the Trust, the SunAmerica Global Trends Fund (the ?Fund?) and (ii) establish and designate additional classes of shares of beneficial interest of the Fund to be known as Class A, Class C and Class W Shares. A description of the terms of these additional classes in hereby incorporated by reference to Post-Effective Amendment No. 26 to the Trust?s Registration Statement on Form N-1A (File No. 333-
111662) filed on May 26, 2011.